Exhibit 2.1

SHARE EXCHANGE AGREEMENT
by and among
 SMACK SPORTSWEAR,
 ALMOST NEVER FILMS INC.
and
THE SHAREHOLDERS OF
 ALMOST NEVER FILMS INC.
Dated as of January 15, 2016

TABLE OF CONTENTS
ARTICLE I EXCHANGE OF SECURITIES		1
1.1.	Securities Exchange.	1
1.2.	Closing.	2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		2
2.1.	Good Title.	2
2.2.	Power and Authority.	2
2.3.	No Conflicts.	2
2.4.	Litigation.	2
2.5.	No Finder’s Fee.	3
2.6.	Purchase Entirely for Own Account.	3
2.7.	Available Information.	3
2.8.	Non-Registration.	3
2.9.	Restricted Securities.	3
2.10.	Accredited Investor.	3
2.11.	Legends.	4
2.12.	Additional Legend.	4
2.13.	Disclosure.	4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ANF		4
3.1.	Organization, Standing and Power.	4
3.2.	Subsidiaries; Equity Interests.	4
3.3.	Capital Structure.	4
3.4.	Authority; Execution and Delivery; Enforceability.	5
3.5.	No Conflicts; Consents.	5
3.6.	Taxes.	5
3.7.	Litigation.	5
3.8.	Compliance with Applicable Laws.	5
3.9.	Brokers.	5
3.10.	Contracts.	5
3.11.	Title to Properties.	6
3.12.	Financial Statements; Liabilities.	6
3.13.	Absence of Certain Changes or Events.	6
3.14.	Information Supplied.	6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SMACK		6
4.1.	Organization, Standing and Power.	6
4.2.	Subsidiaries; Equity Interests.	7
4.3.	Capital Structure.	7
4.4.	Authority; Execution and Delivery; Enforceability.	7
4.5.	No Conflicts; Consents.	7
4.6.	Taxes.	8
4.7.	Benefit Plans.	8
4.8.	Litigation.	9
4.9.	Compliance with Applicable Laws.	9
4.10.	Contracts.	9
4.11.	Title to Properties.	9

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4.12.	Intellectual Property.	9
4.13.	Labor Matters.	10
4.14.	SEC Documents; Undisclosed Liabilities.	10
4.15.	Transactions With Affiliates and Employees.	10
4.16.	Application of Takeover Protections.	10
4.17.	Absence of Certain Changes or Events.	10
4.18.	Certain Registration Matters.	11
4.19.	Quotation and Maintenance Requirements.	11
4.20.	Disclosure.	12
4.21.	Information Supplied.	12
4.22.	No Undisclosed Events, Liabilities, Developments or Circumstances.	12
4.23.	No Additional Agreements.	12

ARTICLE V CONDITIONS TO CLOSING		12
5.1.	Conditions Precedent to Obligations of ANF and the Shareholders.	12
5.2.	Conditions Precedent to Obligations of Smack.	13

ARTICLE VI COVENANTS; INDEMNIFICATION		15
6.1.	Blue Sky Laws.	15
6.2.	Fees and Expenses.	15
6.3.	Cooperation.	15
6.4.	Indemnification.	15

ARTICLE VII MISCELLANEOUS		15
7.1.	Notices.	15
7.2.	Amendments; Waivers; No Additional Consideration.	16
7.3.	Replacement of Securities.	16
7.4.	Independent Nature of Shareholders’ Obligations and Rights.	16
7.5.	Limitation of Liability.	16
7.6.	Interpretation.	16
7.7.	Severability.	17
7.8.	Counterparts; Facsimile Execution.	17
7.9.	Entire Agreement; Third Party Beneficiaries.	17
7.10.	Governing Law.	17
7.11.	Assignment.	17
7.12.	Independent Counsel.	17
Exhibit A	Schedule of Securities Exchanged
Exhibit B	Definitions
Exhibit C	Certificate of Designation

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SHARE EXCHANGE AGREEMENT
THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of January 15, 2016, is by and among Smack Sportswear, a Nevada corporation (“Smack”), Almost Never Films Inc., an Indiana corporation (“ANF”), and the shareholders of ANF identified on Exhibit A attached hereto (each, a “Shareholder” and together the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Exhibit B attached hereto.
RECITALS
WHEREAS, each Shareholder currently owns the shares of common stock of ANF listed opposite such Shareholder’s name on Exhibit A attached hereto (collectively, the “ANF Shares”);
WHEREAS, the Shareholders own all of the issued and outstanding shares of common stock of ANF;
WHEREAS, each Shareholder desires to exchange his ANF Shares for the number of shares of Series A Convertible Preferred Stock of Smack, par value $0.001 per share (the “Series A Convertible Preferred Stock”), listed opposite such Shareholder’s name on Exhibit A attached hereto (collectively, the “Smack Shares”);
WHEREAS, Smack believes that it is in the best interest of Smack and its shareholders to exchange the Series A Convertible Preferred Stock for the ANF Shares, upon the terms and conditions set forth in this Agreement;
WHEREAS, as a result of the transactions contemplated hereby, ANF will become a wholly-owned subsidiary of Smack;
WHEREAS, the board of directors of each of Smack and ANF has determined that it is desirable to effect this share exchange.
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
EXCHANGE OF SECURITIES
1.1.            Securities Exchange.
(a)            Smack shall adopt and file with the Secretary of State of the State of Nevada on or before the Closing (as defined below) the Certificate of Designation, setting forth the rights, preferences and privileges of the Series A Convertible Preferred Stock, in the form attached as Exhibit C hereto.

(b)            Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) each Shareholder will sell, convey, transfer and assign to Smack, free and clear of all Liens, and Smack will purchase and accept from such Shareholder, the aggregate number of ANF Shares set forth opposite such Shareholder’s name on Exhibit A, and (ii) in exchange for the transfer of such securities by such Shareholder, Smack will sell, convey, transfer and assign to such Shareholder, and such Shareholder will purchase and accept from Smack, the aggregate number of Smack Shares set forth opposite such Shareholder’s name on Exhibit A.
1.2.            Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place remotely via electronic exchange of documents and signatures on the date hereof or upon other satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).
ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDERS
Each Shareholder severally (and not jointly) represents and warrants to Smack, as follows:
2.1.            Good Title. Such Shareholder is the record and beneficial owner, and has good title to his ANF Shares, free and clear of all Liens, all of which are deemed duly authorized, validly issued and fully paid and non-assessable in all respects, with the right and authority to sell and deliver marketable title to such ANF Shares. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Smack as the new owner of such ANF Shares in the applicable securities registers, Smack will receive good title to such ANF Shares, free and clear of all Liens. Neither such Shareholder nor ANF is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the ANF Shares.
2.2.            Power and Authority. Such Shareholder has the legal power and authority to execute and deliver this Agreement and to perform his obligations hereunder. All acts required to be taken by such Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof.
2.3.            No Conflicts. The execution and delivery of this Agreement by such Shareholder and the performance by such Shareholder of his obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to such Shareholder; and (c) will not violate or breach any Contract to which such Shareholder is a party or by which its assets are bound.
2.4.            Litigation. There is no pending Action against such Shareholder that involves the ANF Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, the Transactions and, to the knowledge of such Shareholder, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5.            No Finder’s Fee. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Shareholder.
2.6.           Purchase Entirely for Own Account. Such Shareholder is acquiring the Smack Shares proposed to be acquired hereunder for investment for his own account and not with a view to the resale or distribution of any part thereof, and such Shareholder has no present intention of selling or otherwise distributing such Smack Shares, except in compliance with applicable securities laws.
2.7.            Available Information. Such Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Smack and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Smack Shares. Such Shareholder acknowledges and agrees that Smack is a “shell” company, as defined in Rule 144(i)(1) promulgated by the SEC pursuant to the Securities Act, and as such, such Shareholder is subject to further restrictions on the sale and transfer of the Smack Shares.
2.8.            Non-Registration. Such Shareholder understands that the Smack Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Smack Shares in accordance with Smack’s charter documents or the laws of its jurisdiction of incorporation.
2.9.            Restricted Securities. Such Shareholder understands that the Smack Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Shareholder pursuant hereto, the Smack Shares would be acquired in a transaction not involving a public offering. The issuance of the Smack Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering. Such Shareholder further acknowledges that if the Smack Shares are issued to such Shareholder in accordance with the provisions of this Agreement, such Smack Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Such Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
2.10.            Accredited Investor. Such Shareholder is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

2.11.           Legends. It is understood that the Smack Shares will bear the following legend or one that is substantially similar to the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.
2.12.            Additional Legend. Additionally, the Smack Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.
2.13.          Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of such Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading. Such Shareholder irrevocably consents to the Transactions whereby ANF will become a wholly-owned subsidiary of Smack.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF ANF
ANF represents and warrants to Smack, as follows:
3.1.            Organization, Standing and Power. ANF is a corporation organized and existing under the laws of the State of Indiana and in good standing under the laws of said state and, has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.
3.2.            Subsidiaries; Equity Interests. ANF does not have any subsidiaries or equity interests in any other entity or company.
3.3.            Capital Structure. The authorized capitalization of ANF consists of 100,000,000 shares of common stock, all of which are issued and outstanding and held by the Shareholders. All outstanding shares of ANF are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws, the ANF Constituent Instruments or any Contract to which ANF is a party or otherwise bound. As of the date of this Agreement, and other than as described in this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which ANF is a party or by which it is bound.

3.4.            Authority; Execution and Delivery; Enforceability. ANF has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by ANF of this Agreement and the consummation by ANF of the Transactions have been duly authorized and approved by the board of directors and stockholders of ANF and no other corporate proceedings on the part of ANF are necessary to authorize this Agreement and the Transactions. When executed and delivered by the other parties hereto, this Agreement will be enforceable against ANF in accordance with its terms.
3.5.            No Conflicts; Consents.
(a)            The execution and delivery by ANF of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, any provision of (i) the ANF Constituent Instruments, (ii) any Contract to which ANF is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to ANF or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an ANF Material Adverse Effect.
(b)            Except for required filings with the SEC and applicable “blue sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to ANF in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.
3.6.            Taxes. ANF has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate.
3.7.            Litigation. There is no Action against or affecting ANF.
3.8.            Compliance with Applicable Laws. ANF has conducted its business and operations in compliance with all applicable Laws. This Section 3.8 does not relate to Taxes, which are the subject of Section 3.6.
3.9.            Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of ANF.
3.10.            Contracts. ANF is not a party or obligated under any Contract other than this Agreement Title to Properties. ANF has no properties or assets

3.12.            Financial Statements; Liabilities. ANF has delivered to Smack its audited consolidated financial statements for the period July 8, 2015 through October 31, 2015 (collectively, the “ANF Financial Statements”). The ANF Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The ANF Financial Statements fairly present in all material respects the financial condition and operating results of ANF, as of the dates, and for the periods, indicated therein. ANF does not have any liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to October 31, 2015, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the ANF Financial Statements, which, in both cases, individually and in the aggregate, would not exceed $50,000.
3.13.            Absence of Certain Changes or Events. Except as disclosed in the ANF Financial Statements, from October 31, 2015 to the date of this Agreement, ANF has conducted its business only in the ordinary course.
3.14.            Information Supplied. None of the information supplied or to be supplied by ANF for inclusion in the Current Report on Form 8-K (the “Super 8-K”) of Smack that will be filed with the SEC, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SMACK
Subject to the exceptions set forth herein or in its reports as filed with the SEC, Smack represents and warrants as follows to ANF and its Shareholders, as follows:
4.1.            Organization, Standing and Power. Smack is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Smack, a material adverse effect on the ability of Smack to perform its obligations under this Agreement or on the ability of Smack to consummate the Transactions (a “Smack Material Adverse Effect”). Smack is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Smack Material Adverse Effect.
4.2.            Subsidiaries; Equity Interests. Smack does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3.            Capital Structure. The authorized capital of Smack consists, immediately prior to the Closing, of (i) 70,000,000 shares of common stock, $0.001 par value per share, 27,621,237 shares of which are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share, 1,000,000 shares of which have been designated Series A Convertible Preferred Stock, none of which are issued and outstanding. No other class or series of capital stock is authorized or outstanding. Except as set forth above, no shares of capital stock or other voting securities of Smack were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Smack are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Smack Charter, the Smack Bylaws or any Contract to which Smack is a party or otherwise bound. There are nol bonds, debentures, notes or other indebtedness of Smack having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of Smack may vote (“Voting Smack Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Smack is a party or by which it is bound (a) obligating Smack to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Smack or any Voting Smack Debt, (b) obligating Smack to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Smack, other than the agreement with William Sigler. As of the date of this Agreement, there are not any outstanding contractual obligations of Smack to repurchase, redeem or otherwise acquire any shares of capital stock of Smack.
4.4.            Authority; Execution and Delivery; Enforceability. The execution and delivery by Smack of this Agreement and the consummation by Smack of the Transactions have been duly authorized and approved by the sole Director of Smack and no other corporate proceedings on the part of Smack are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Smack, enforceable against Smack in accordance with the terms hereof.
4.5.            No Conflicts; Consents.
(a)            The execution and delivery by Smack of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Smack under, any provision of (i) the Smack Charter or Smack Bylaws, (ii) any material Contract to which Smack is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Smack or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Smack Material Adverse Effect.

(b)            Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions (and, with respect to the name change, any filings to be made in Nevada and FINRA), no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Smack in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.
4.6.            Taxes.
(a)            Smack has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an Smack Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an Smack Material Adverse Effect.
(b)            The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Smack (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Smack, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have an Smack Material Adverse Effect.
(c)            There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Smack. Smack is not bound by any agreement with respect to Taxes.
4.7.            Benefit Plans. Smack does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Smack or any other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Smack. As of the date of this Agreement, there are not any outstanding employment, consulting, indemnification, severance or termination agreements or arrangements between Smack and any current or former employee, officer or director of Smack, nor does Smack have any general severance plan or policy.

4.8.            Litigation. There is no Action against or affecting Smack or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Smack Shares or assumption and conversion of debt hereby or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Smack Material Adverse Effect. Neither Smack nor its sole director or officer (in his capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.
4.9.            Compliance with Applicable Laws. Smack is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Smack Material Adverse Effect. Smack has not received any written communication during the past year from a Governmental Entity that alleges that Smack is not in compliance in any material respect with any applicable Law. This Section 4.9 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.
4.10.            Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Smack taken as a whole. Smack is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Smack Material Adverse Effect.
4.11.            Title to Properties. Smack has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Smack has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Smack to conduct business as currently conducted. Smack has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Smack enjoys peaceful and undisturbed possession under all such material leases.
4.12.            Intellectual Property. Smack does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Smack, threatened that Smack is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.
4.13.            Labor Matters. There are no collective bargaining or other labor union agreements to which Smack is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Smack, is imminent with respect to any of the employees of Smack.

4.14.            SEC Documents; Undisclosed Liabilities.
(a)            Smack has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 30, 2008, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, as the case may be (the “SEC Reports”).
(b)            As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report.
(c)            Except as set forth in the SEC Reports, Smack has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Smack or in the notes thereto. There are no material financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All material liabilities of Smack shall have been paid off and shall in no event remain liabilities of Smack, ANF or the Shareholders following the Closing.
4.15.            Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of Smack and, to the knowledge of Smack, none of the employees of Smack is presently a party to any transaction with Smack (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Smack, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
4.16.            Application of Takeover Protections. Smack has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Smack Charter or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and Smack fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Smack Shares and the Shareholders’ ownership of the Smack Shares.
4.17.            Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Smack has conducted its business only in the ordinary course, and during such period there has not been:
(a)            any change in the assets, liabilities, financial condition or operating results of Smack from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, an Smack Material Adverse Effect;
(b)            any damage, destruction or loss, whether or not covered by insurance, that would have an Smack Material Adverse Effect;

(c)            any waiver or compromise by Smack of a valuable right or of a material debt owed to it;
(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Smack, except in the ordinary course of business and the satisfaction or discharge of which would not have a Smack Material Adverse Effect;
(e)            any material change to a material Contract by which Smack or any of its assets is bound or subject;
(f)            any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(g)            any mortgage, pledge, transfer of a security interest in or lien created by Smack with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Smack ownership or use of such property or assets;
(h)            any loans or guarantees made by Smack to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(i)            any declaration, setting aside or payment or other distribution in respect of any of Smack capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Smack;
(j)            any alteration of Smack method of accounting or the identity of its auditors;
(k)            any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Smack stock option plans; or
(l)            any arrangement or commitment by Smack to do any of the things described in this Section 4.22.
4.18.            Certain Registration Matters. Smack has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Smack registered with the SEC or any other governmental authority that have not been satisfied.
4.19.           Quotation and Maintenance Requirements. Smack is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the requirements for continued quotation of the capital stock of Smack on the trading market on which the capital stock of Smack is currently quoted. The issuance and sale of the Smack Shares under this Agreement does not contravene the rules and regulations of the trading market on which the capital stock of Smack are currently quoted, and no approval of the stockholders of Smack is required for Smack to issue and deliver to the Shareholders the Smack Shares contemplated by this Agreement.

4.20.            Disclosure. The representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
4.21.            Information Supplied. None of the information supplied or to be supplied by Smack for inclusion in the Super 8-K will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
4.22.            No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Smack, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Smack under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Smack of its common stock and which has not been publicly announced or will not be publicly announced in the Super 8-K.
4.23.            No Additional Agreements. Smack does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.
ARTICLE V
CONDITIONS TO CLOSING
5.1.            Conditions Precedent to Obligations of ANF and the Shareholders. The obligations of ANF and the Shareholders to enter into and complete the Closing are subject, at the option of ANF and the Shareholders, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by ANF and the Shareholders in writing.
(a)            Representations and Covenants. The representations and warranties of Smack contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Smack shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Smack on or prior to the Closing Date.
(b)            Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Smack for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Smack, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Smack Material Adverse Effect.
(c)            No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2015, which has had or is reasonably likely to cause a Smack Material Adverse Effect.

(d)            Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Smack, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to ANF and the Shareholders and, shall include 1,000,000 shares of Series A Convertible Preferred Stock issued to the Shareholders.
(e)            Satisfactory Completion of Due Diligence. The Shareholders shall have completed their legal, accounting and business due diligence of Smack and the results thereof shall be satisfactory to the Shareholders in their sole and absolute discretion.
(f)            SEC Reports. Smack shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.
(g)            OTC Quotation. The common stock of Smack will be quoted on the OTCQB marketplace maintained by OTC Markets Group, Inc. (or such other marketplace within OTC Markets Group, Inc. for which Smack is eligible) and no reason shall exist as to why such status shall not continue immediately following the Closing.
(h)            DTC Eligibility. Smack shall have provided evidence reasonably satisfactory to that its common stock is eligible for the depository and book-entry services of The Depository Trust Company.
(i)            No Suspensions of Trading in Stock; Listing. Trading in the capital stock of Smack shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Smack) at any time since the date of execution of this Agreement, and the capital stock of Smack shall have been at all times since such date listed for trading on a trading market.
(j)            Resignations and Appointments. Smack shall have delivered to the Shareholders a duly executed and notarized (i) resignation of the current officer and director of Smack and (ii) a board of directors’ consent appointing the following persons as officers and directors as of the Closing:
Name	Title
Danny Chan	Director, Chief Executive Officer
Derek Williams
Director, Chief Operating Officer, with the appointment of Mr. Williams as a Director to be effective only ten (10) business days after the filing and mailing of an Information Statement on Schedule 14f-1.

(k)            Certificate of Designation. Smack shall have filed with the Secretary of State of Nevada the Certificate of Designation substantially in the form of Exhibit C attached hereto.

5.2.            Conditions Precedent to Obligations of Smack. The obligations of Smack to enter into and complete the Closing are subject, at the option of Smack, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Smack in writing.
(a)            Representations and Covenants. The representations and warranties of ANF and the Shareholders contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. ANF and the Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by ANF and the Shareholders on or prior to the Closing Date.
(b)            Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Smack, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of ANF.
(c)            Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or ANF for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders or ANF, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an ANF Material Adverse Effect.
(d)            No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the ANF Financial Statements, which has had or is reasonably likely to cause an ANF Material Adverse Effect.
(e)            Satisfactory Completion of Due Diligence. Smack shall have completed its legal, accounting and business due diligence of ANF and the Shareholders and the results thereof shall be satisfactory to Smack in its sole and absolute discretion.
(f)            Delivery of Audit Report and Financial Statements. ANF shall have completed the ANF Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the ANF Financial Statements shall be satisfactory to Smack in its reasonable discretion.
(g)            Super 8-K. ANF shall have provided Smack with reasonable assurances that Smack will be able to comply with its obligation to file the Super 8-K following the Closing containing the requisite financial statements of ANF and the requisite Form 10 related disclosure regarding ANF.
(h)            Share Transfer Documents. Each Shareholder shall have delivered to Smack certificate(s) representing his ANF Shares (if certificated), accompanied by an executed instrument of transfer by the Shareholders of his ANF Shares to Smack.

ARTICLE VI
COVENANTS; INDEMNIFICATION

6.1.            Blue Sky Laws. Smack shall take any reasonable action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Smack Shares in connection with this Agreement.
6.2.            Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated and following the Closing, Smack shall not be responsible for any fees and expenses incurred by it or its officers, directors or security holders in connection with the Transactions contemplated by this Agreement.
6.3.            Cooperation. The Shareholders, ANF and Smack will cooperate with each other and their respective counsel, accountants and agents in carrying out the Transactions contemplated by this Agreement, and in preparing, executing and delivering all documents and instruments deemed reasonably necessary or useful by any other Party.
6.4.            Indemnification. Each Shareholder shall, severally but not jointly, indemnify and hold harmless Smack and its affiliates, officers, directors, stockholders, employees, agents and the successors and assigns of all of them (collectively, the “Smack Indemnified Parties”), and shall reimburse the Smack Indemnified Parties for, any Damages arising from or in connection with any inaccuracy or breach of any of the representations and warranties of ANF or such Shareholder in this Agreement or in any certificate or document delivered by ANF or such Shareholder pursuant to this Agreement.
ARTICLE VII
MISCELLANEOUS
7.1.            Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following:
If to Smack, to:
20316 Gramercy Place
Torrance, CA 90501
Attention:                          Mr. Doug Samuelson
If to ANF or the Shareholders, to:
c/o Almost Never Films Inc.
13636 Ventura Blvd #475
Sherman Oaks, CA 91423
Attention:                          Mr. Derek Williams

7.2.            Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by ANF, Smack and the Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.
7.3.            Replacement of Securities. If any certificate or instrument evidencing any Smack Shares is mutilated, lost, stolen or destroyed, Smack shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Smack of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Smack Shares. If a replacement certificate or instrument evidencing any Smack Shares is requested due to a mutilation thereof, Smack may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.
7.4.            Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and neither Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement or for the accuracy of any representation or warranty of any other Shareholder under this Agreement. The decision of each Shareholder to acquire the Smack Shares pursuant to this Agreement has been made by such Shareholder independently of the other Shareholder after due inquiry. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Shareholder acknowledges that the other Shareholder did not act as agent for such Shareholder in connection with making his investment hereunder and that no Shareholder will be acting as agent of such Shareholder in connection with monitoring his investment in the Smack Shares or enforcing his rights under this Agreement. Each Shareholder shall be entitled to independently protect and enforce his rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.
7.5.            Limitation of Liability. Notwithstanding anything herein to the contrary, each of Smack and ANF acknowledges and agrees that the liability of each Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder shall be personally liable for any liabilities of such Shareholder.
7.6.            Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.7.            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
7.8.            Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or other electronic execution and delivery of this Agreement is legal, valid and binding for all purposes.
7.9.            Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) is not intended to confer upon any person other than the Parties any rights or remedies.
7.10.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.
7.11.          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
7.12.            Independent Counsel. Each of the Parties hereto acknowledges that it or he, as the case may be, has been advised by counsel of his own choosing in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.
[Remainder of Page Intentionally Omitted; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
SMACK SPORTSWEAR

By: /s/ Doug Samuelson
Name: Doug Samuelson
Title:   Chief Financial Officer

ALMOST NEVER FILMS INC.

By: /s/ Danny Chan
Name:  Danny Chan
Title:     Chief Executive Officer

DANNY CHAN

/s/ Danny Chan
(Signature)

DEREK WILLIAMS

/s/ Derek Williams
(Signature)

EXHIBIT A
Schedule of Securities Exchanged
Shareholder	ANF Shares	Smack Shares
Danny Chan	50,000,000	500,000
Derek Williams	50,000,000	500,000
Total:	100,000,000	1,000,000

EXHIBIT B
Definitions
“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.
“ANF Constituent Instruments” means the articles or certificate of incorporation and by laws, each as amended to date of ANF and such other constituent instruments of ANF as may exist, each as amended to the date of this Agreement.
“Consent” means any consent, approval, license, permit, order or authorization.
“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.
“Damages” means any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.
“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.
“Lien” means any lien, security interest, pledge, charge, equity and claim of any kind, voting trust, stockholder agreement or other encumbrance.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Smack Bylaws” means the Bylaws of Smack, as amended to the date of this Agreement.
“Smack Charter” means the Articles of Incorporation of Smack, as amended to the date of this Agreement.
“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.
“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

EXHIBIT C
Certificate of Designation